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                                                                    Exhibit 10.1

                            FORMATION AGREEMENT, dated as of July 30, 2004 (this
                        "Agreement"), among BROWN & WILLIAMSON TOBACCO CORPORATION, a Delaware corporation ("B&W"), BROWN & WILLIAMSON U.S.A., INC., a North Carolina corporation ("B&W Opco"), and REYNOLDS AMERICAN INC., a North Carolina corporation ("Reynolds American").

            WHEREAS the respective Boards of Directors of B&W, B&W Opco and Reynolds American have approved the execution, delivery and performance of this Agreement;

            WHEREAS B&W and R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation ("RJR"), entered into the Business Combination Agreement, dated as of October 27, 2003, as amended (the "Combination Agreement"), and each of B&W, RJR, B&W Opco, Reynolds American and certain of their affiliates will engage in the Transactions (as defined in the Combination Agreement);

            WHEREAS B&W has agreed to contribute to B&W Opco, and B&W Opco has agreed to accept from B&W, all of the assets, other than the Excluded Assets (as defined below), of B&W in exchange for all of the outstanding capital stock of B&W Opco (the "Asset Contribution");

            WHEREAS B&W has agreed to assign to B&W Opco, and B&W Opco has agreed to assume from B&W, all of the liabilities, other than the Excluded Liabilities (as defined below), of B&W (the "Assumption of Liabilities");

            WHEREAS B&W and B&W Opco have agreed to certain arrangements regarding the employees of B&W; and

            WHEREAS B&W and Reynolds American have agreed that the B&W Opco Stock Contribution (as defined in the Combination Agreement) will occur immediately following completion of the Asset Contribution and the Assumption of Liabilities.

            NOW, THEREFORE, the parties hereto agree as follows:

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                                   ARTICLE I

                                  Definitions

            SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

            "Action" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any court, arbitrator or governmental entity or similar body.

            An "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

            "Agreement" has the meaning set forth in the preamble to this Agreement.

            "Asset Contribution" has the meaning set forth in the recitals to this Agreement.

            "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by B&W Opco or any of its Subsidiaries including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition") of (a) any shares of capital stock of a Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than B&W Opco or one of its Subsidiaries), (b) all or substantially all the assets of any division or line of business of B&W Opco or any of its Subsidiaries or (c) any other assets of B&W Opco or any of its Subsidiaries outside of the ordinary course of business of B&W Opco or such Subsidiary, in each case, other than (i) a disposition by a Subsidiary of B&W Opco to B&W Opco or by B&W Opco or any of its Subsidiaries to a Subsidiary of B&W Opco, (ii) a disposition by B&W Opco or any Subsidiary of B&W Opco to Reynolds American or any of its Subsidiaries (other than B&W Opco and its

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Subsidiaries) if the transferee agrees to jointly and severally assume the obligations of B&W Opco under this Agreement, such assumption to be in form and substance reasonably satisfactory to B&W (provided that the obligations of B&W Opco under this Agreement shall not be terminated as a result of such assumption), (iii) a disposition that constitutes a Restricted Payment but that is not otherwise prohibited by Section 5.05(c) or (iv) any sale or disposition deemed to occur in connection with creating or granting any liens to a third party that is not an affiliate of Reynolds American in connection with a bona fide financing or that arise as a matter of law.

            "Assumed Liabilities" means all the Liabilities (other than the Excluded Liabilities) of B&W or any of the Included Subsidiaries or otherwise to the extent related to the B&W Business (including (a) all Liabilities of B&W and the Included Subsidiaries arising out of the operation or conduct of their respective businesses prior to the Asset Contribution, (b) all Liabilities of B&W and its affiliates under the State Settlements and (c) all Liabilities of B&W and the Included Subsidiaries arising out of or in connection with any Action to the extent relating to the development, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing, promotion, use or consumption of, or exposure to tobacco products, including smoking and health-related and safety-related claims).

            "Assumption of Liabilities" has the meaning set forth in the recitals to this Agreement.

            "B&W" has the meaning set forth in the preamble to this Agreement.

            "B&W Accounting Policies" has the meaning set forth in Section 2.04(a).

            "B&W Benefit Plans" has the meaning assigned to such term in the Combination Agreement.

            "B&W Business" means the tobacco businesses of B&W and the Included Subsidiaries as such businesses have been conducted in the United States and its territories and possessions on or prior to the date of this Agreement.

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            "B&W Indemnitees" means B&W, each affiliate of B&W (other than
Reynolds American, B&W Opco and their respective Subsidiaries following the Effective Time (as defined in the Combination Agreement)), each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

            "B&W Opco" has the meaning set forth in the preamble to this Agreement.

            "B&W Opco Common Stock" means the common stock, par value $0.01 per share, of B&W Opco.

            "B&W Opco Indemnitees" means B&W Opco, Reynolds American and their respective Subsidiaries and Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

            "B&W Opco Services" has the meaning assigned to such term in Section 2.06(b).

            "B&W Opco Stock Contribution" has the meaning assigned to it in the Combination Agreement.

            "B&W Packaging" has the meaning assigned to such term in Section
2.05.

            "B&W Services" has the meaning assigned to such term in Section 2.06(a).

            "B&W Trademark" has the meaning assigned to such term in Section
2.05.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Combination Agreement" has the meaning set forth in the recitals to this Agreement.

            "Consent" has the meaning assigned to such term in Section 2.03.

            "Consolidated Net Worth" means, as at any date of determination, the total amount of shareholders' equity that would be shown on the balance sheet of B&W Opco and its Subsidiaries, determined on a consolidated basis in

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accordance with GAAP, as of such date of determination; provided, however, that
Consolidated Net Worth as so determined shall be adjusted by adding thereto the sum, without duplication, of (i) all consolidated non-cash impairment and amortization charges related to goodwill, trademarks and other intangible assets of B&W Opco and its Subsidiaries during the period from the date of this Agreement to such date of determination and (ii) all restructuring charges related to B&W Opco and its Subsidiaries that have been reflected in the consolidated financial statements of Reynolds American that have been filed with the SEC during the period from the date of this Agreement to such date of determination.

            "Contributed Assets" means (other than the Excluded Assets), without duplication, (a) all the capital stock of the Included Subsidiaries, (b) all the business, properties, assets, goodwill and rights of B&W and the Included Subsidiaries of whatever kind and nature, real or personal, tangible or intangible, that are owned by, leased or licensed to B&W or any of the Included Subsidiaries on the date of this Agreement (including any items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of B&W to the extent relating to any Contributed Asset or any Assumed Liability and all assets of the B&W Benefit Plans the sponsorship of which is transferred to B&W Opco in connection with this Agreement) and (c) an amount in cash equal to the Estimated MSA Liability Amount.

            "Employees" means all individuals employed immediately prior to the Asset Contribution by B&W and the Included Subsidiaries, whether employed within or outside the United States and whether or not subject to a labor or collective bargaining agreement, including active employees, employees on vacation, holiday, jury duty, bereavement leave or other leave of absence (including employees on short-term disability and long-term disability).

            "Employment Transfer Time" has the meaning assigned to such term in
Section 4.01.

            "Estimated MSA Liability Amount" means the accrued MSA Liability Amount as of the date of this

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Agreement, as estimated in writing by B&W not less than two days nor more than five days prior to the date of this Agreement.

            "Excluded Assets" means:

            (a) all cash, cash equivalents and bank deposits of B&W and its Subsidiaries other than (1) any cash described in clause (c) of the definition of Contributed Assets or (2) any cash, cash equivalents, deposits or other assets securing the obligations of B&W and its Subsidiaries for workers' compensation, licenses, permits and other similar obligations required under law;

            (b) the capital stock of each of the Excluded Subsidiaries and all the business, properties, assets, goodwill, rights and Liabilities of the Excluded Subsidiaries;

            (c) all receivables, accounts and indebtedness (other than trade receivables) due to B&W from PLC or any of its Subsidiaries, other than from any Included Subsidiary;

            (d) any loan agreements, security documents and other contracts related to receivables, accounts and indebtedness described in clause (c) of this definition or clauses (i) and (j) of the definition of Excluded Liabilities;

            (e) the $100 million bond filed by B&W in connection with the appeal of Engle v. R.J. Reynolds Tobacco Co. class action litigation in Florida, collateral securing such bond and all interest and other proceeds thereof;

            (f) all other bonds, letters of credit or similar instruments provided by B&W or any of its Subsidiaries in connection with any tobacco-related litigation, collateral securing such bonds and all interest and other proceeds thereof, including those listed on Schedule 1.01(a);

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            (g) all rights and interests of B&W and the Excluded Subsidiaries under this Agreement and any other Transaction Agreement;

            (h) all records prepared in connection with the Transactions;

            (i) any tax records and copies of all other records of B&W or any of its Subsidiaries;

            (j) any service marks and service mark applications, trademarks and trademark applications, trade dress, logos and slogans, whether registered or unregistered, and the right to use any such service marks and service mark applications, trademarks and trademark applications, trade dress, logos and slogans, in any jurisdiction other than the United States and its territories and its possessions;

            (k) any patents, patent applications, inventions, trade secrets, proprietary processes, databases, software and formulae, and the right to use any such patents, patent applications, inventions, trade secrets, proprietary processes, databases, software and formulae, to the extent registered or patented in, or otherwise protected by, any jurisdiction other than the United States and its territories and its possessions;

            (l) all rights, claims and credits of B&W or any of its Subsidiaries to the extent arising out of any other Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of B&W or any of its Subsidiaries in respect of any other Excluded Asset or any Excluded Liability;

            (m) any capital stock of Reynolds American owned by B&W or any of its Subsidiaries;

            (n) any rights in the assets of the trusts established pursuant to the Secular Trust Agreements by and among State Street Bank and Trust Company, B&W, and the individuals party thereto listed on Schedule

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      1.01(b) (the "SERP Trust Individuals"), to the extent held in an account thereunder for the purpose of providing a fund to pay benefits under the Supplemental Pension Plan for Executives of B&W (the "B&W SERP") (defined in the Secular Trust Agreement as the "SERP Account");

            (o) any assets held in connection with the B&W Executive Life Insurance Plan (the "B&W ELP");

            (p) all rights to refunds, credits or offsets of Taxes relating to the Contributed Assets or the Assumed Liabilities with respect to Pre-Closing Tax Periods; and

            (q) all assets identified on Schedule 1.01(c).

            "Excluded Liabilities" means:

                  (a) any Liability of an Excluded Subsidiary or any other Liability to the extent arising out of the business of an Excluded Subsidiary;

                  (b) all obligations of B&W and the Excluded Subsidiaries under this Agreement and any other Transaction Agreement;

                  (c) any Liability under the B&W SERP, to the extent it pertains or relates to the service and/or accrued benefits of the SERP Trust Individuals prior to the Employment Transfer Time, calculated on the assumption that the SERP Trust Individual's employment terminated immediately prior to the Employment Transfer Time;

                  (d) any liability under each Agreement Pertaining to Revisions to Benefit Plans and Programs (the "Revision Agreement") entered into at any time prior to the Employment Transfer Time between B&W and a SERP Trust Individual, to the extent it pertains or relates to the B&W SERP with respect to the period prior to the Employment Transfer Time;

                  (e) any liability under the B&W ELP and any liability under any successor or substitute plan, program or arrangement in effect immediately prior to

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      the Employment Transfer Time providing life insurance coverage to any person covered under the B&W ELP or any such successor or substitute plan, program or arrangement, other than any liability related to group term-life insurance payable in lieu of continued B&W ELP participation;

                  (f) any liability under a Revision Agreement entered into at any time prior to the Employment Transfer Time, to the extent it pertains or relates to the B&W ELP or any successor or substitute plan, program or arrangement described in clause (e) above, other than any liability related to group term-life insurance payable to non-officers in lieu of continued B&W ELP participation;

                  (g) any Liability to the extent such Liability relates to the Excluded Assets;

                  (h) (i) all Taxes (other than U.S. federal and state excise Taxes) of each Included Subsidiary measured with respect to all Taxable periods ending on or before the date of this Agreement and the portion through the end of the date of this Agreement for any Taxable period that includes (but does not end on) the date of this Agreement, provided, that for purposes of this Agreement, (A) all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Contributed Assets for a Tax period that includes (but does not end on) the date of this Agreement shall be apportioned between B&W and B&W Opco based upon the number of days of such period included in the Pre-Closing Tax Period and the number of days of such Tax period after the date of this Agreement (which period shall not include the date of this Agreement) and (B) all other Taxes (other than U.S. federal and state excise Taxes) for a Tax period that includes (but does not end on) the date of this Agreement shall be determined based upon an actual closing of the books as if such Tax period ended as of the close of business on the date of this Agreement, (ii) any and all Taxes (other than U.S. federal and state excise Taxes) of any member of an affiliated, consolidated, combined, or unitary group of which an Included Subsidiary (or any of their predecessors) is or was a member on or prior to the date of this Agreement, including pursuant to Treas. Reg.ss.1.1502-6 or any analogous or similar provision of Law, and (iii) all Taxes (other than U.S. federal or state excise Taxes) of an Included Subsidiary arising from or related to the Transactions;

                  (i) all Liabilities of B&W or any of the Included Subsidiaries in respect of (i) borrowed money, (ii) bonds, debentures, notes or similar instruments issued in connection with borrowed money, (iii) conditional sale or other title retention agreements related to property or assets purchased by B&W or any of the Included Subsidiaries, (iv) the deferred purchase price of property or services (other than trade payables and other accounts payable generated in the ordinary course), (v) interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (vi) guarantees given by B&W or any Included Subsidiary in respect of any of the foregoing (other than any letters of credit); and

                  (j) all payables, accounts and indebtedness (other than trade payables) owed by B&W to PLC or any of its Subsidiaries, other than to any Included Subsidiary.

            "Excluded Subsidiaries" means, collectively, the Subsidiaries of B&W listed on Schedule 1.01(d) and the Subsidiaries of such listed Subsidiaries.

            "Filings" means Reynolds American's Form S-4 initially filed with the SEC on January 16, 2004 and any other document filed or required to be filed with the SEC by Reynolds American or RJR in connection with the Transactions (including any preliminary or final form thereof or any amendment or supplement thereto).

            "Final Determination" means the final resolution of Liability for any Tax for any taxable period by or as a result of (a) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under

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Sections 7121 or 7122 of the Code or a comparable agreement under the laws of other jurisdictions, in each case which resolves the entire Tax Liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax, or (d) any other final disposition, including, without limitation, by reason of the expiration of the applicable statute of limitations.

            "GAAP" means U.S. generally accepted accounting principles, consistently applied by the applicable party (except to the extent relating to a change in GAAP).

            "Included Subsidiaries" means, collectively, the Subsidiaries of B&W that are not Excluded Subsidiaries.

            "Indemnifiable Losses" means all losses, Liabilities, damages (including compensatory damages, punitive damages, exemplary damages, penalties, sanctions and restitution), deficiencies, fines, expenses, Actions, demands, judgments, orders, decrees or settlements, whether or not resulting from Third Party Claims, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of an Indemnitee's rights hereunder, suffered or incurred by an Indemnitee.

            "Indemnifying Party" has the meaning assigned to such term in
Section 5.03(a).

            "Indemnitee" means any of the B&W Indemnitees or the B&W Opco Indemnitees, as the case may be.

            "Independent Firm" has the meaning set forth in Section 2.04(c).

            "IRS" means the United States Internal Revenue Service.

            "Liabilities" means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

            "Measurement Time" has the meaning set forth in Section 2.04(a).

            "Minimum Required Working Capital Amount" means, with respect to any date, the amount set forth on Schedule 1.01(e) with respect to such date.

            "MSA" means the Master Settlement Agreement, dated as of November 23, 1998, among the 46 states and five U.S. territories listed on the signature pages thereto, the District of Columbia, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, B&W and Lorillard Tobacco Company, as amended, supplemented or replaced.

            "MSA Liability Amount" means, with respect to any period, the total of all amounts due by B&W for such period pursuant to (a) the State Settlements and (b) attorney fee payment agreements adopted pursuant to any of the State Settlements.

            "Negotiation Period" has the meaning set forth in Section 2.04(b).

            "Non-Assignable Assets" has the meaning set forth in Section 2.03.

            "Notice of Dispute" has the meaning set forth in Section 2.04(b).

            "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental entity, unincorporated organization or other entity.

            "PLC" means British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales.

            "Pre-Closing Tax Period" means all taxable periods ending on or before the day of this Agreement and the portion ending on the day of this Agreement of any taxable period that includes (but does not end on) such day.

            "RJR" has the meaning set forth in the recitals to this Agreement.

            "Representative" of any Person means any officer, director, manager, employee, consultant, attorney or other advisor or representative of such Person.

            "Restricted Payments" means, with respect to B&W Opco or any of its Subsidiaries, (a) the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its capital stock (other than dividends or distributions payable solely in its capital stock and dividends or distributions payable solely to B&W Opco or one of its Subsidiaries), (b) the purchase, redemption or other acquisition or retirement for value of any capital stock of B&W Opco held by any Person or of any capital stock of a Subsidiary of B&W Opco held by any affiliate of Reynolds American (other than B&W Opco or a Subsidiary of B&W Opco), including in connection with any merger or consolidation and including the exercise of any option to exchange any capital stock, or (c) the making of any investment in Reynolds American or any of its Subsidiaries (other than B&W Opco or one of its Subsidiaries); provided, however, that, with respect to any calendar year, Restricted Payments shall not include the declaration or payment of any dividends (other than extraordinary dividends or liquidating dividends) or any other distributions of any sort by B&W Opco in respect of its capital stock in an aggregate amount equal to the sum, without duplication, of (i) (A) the aggregate amount of dividends (other than extraordinary dividends or liquidating dividends) paid by Reynolds American to the holders of Reynolds American common stock during such calendar year and
(B) the aggregate amount of cash required by Reynolds American to repurchase Reynolds American common stock pursuant to Section 2.04(d) of the Governance Agreement (as defined in the Combination Agreement) and (ii) the aggregate amount of interest, indebtedness and corporate overhead expenses paid by Reynolds American or

R.J. Reynolds Tobacco Holdings, Inc. during such calendar year (including amounts paid in respect of payroll and other compensation expenses (including pensions) and other post-retirement benefits, but excluding amounts paid by Reynolds American in respect of the $400 million loan to Reynolds American from FHS, Inc.), Taxes, insurance, SEC, NYSE and other administrative fees and expenses, banking fees and expenses and other types of corporate overhead and administrative costs and expenses associated with being a public holding company); provided, further, however, that, in the event Reynolds American owns any "significant subsidiary" (as defined in Regulation S-X of the SEC) that is not a Subsidiary of B&W Opco, the amount determined in clause (i) and (ii) above will be reduced by the amount of such payments allocated to such significant subsidiary by Reynolds American as determined by Reynolds American in good faith consistent with past practice.

            "Reynolds American" has the meaning set forth in the preamble to this Agreement.

            "SEC" means the Securities and Exchange Commission.

            "State Settlements" means (a) the MSA and (b) the Settlement Agreement, dated as of August 25, 1997, among the State of Florida, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, B&W, Lorillard Tobacco Company and United States Tobacco Company, as amended by the Stipulation of Amendment to Settlement Agreement and For Entry of Consent Decree, dated as of September 11, 1998, (c) the Settlement Agreement and Stipulation for Entry of Consent Decree, dated as of May 8, 1998, among the State of Minnesota, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, B&W and Lorillard Tobacco Company, (d) the Comprehensive Settlement Agreement and Release, dated as of October 17, 1997, among the State of Mississippi, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, B&W and Lorillard Tobacco Company, as amended by the Stipulation of Amendment to Settlement Agreement and For Entry of Agreed Order, dated as of July 2, 1998, (e) the Comprehensive Settlement Agreement and Release, dated as of January 16, 1998, among the State of Texas, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, B&W, Lorillard Tobacco Company and United States Tobacco Company, as amended by the Stipulation of Amendment to Settlement Agreement and For Entry of Consent Decree, dated as of July 24, 1998, in each case, as amended, supplemented or replaced, and (f) the Trust Agreement, dated July 19, 1999 among Philip Morris Incorporated, B&W, Lorillard Tobacco Company and R.J. Reynolds Tobacco Company, as settlors, The Chase Manhattan Bank, as trustee, and the Grower States listed therein, as amended, supplemented or replaced.

            "Submission Notice" has the meaning set forth in Section 2.04(c).

            A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

            "Successor Company" has the meaning assigned to such term in Section 5.05(a).

            "Taxes" means all (a) domestic or foreign (whether national, Federal, state, provincial, local or otherwise) taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, payroll, alternative minimum, recapture and other taxes, including any interest, fines, penalties and additions imposed with respect to such amounts; (b) Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (c) Liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).

            "Texas Settlement Agreement" means the Comprehensive Settlement Agreement and Release, dated as of January 16, 1998, among the State of Texas, Philip Morris

Incorporated, R.J. Reynolds Tobacco Company, B&W, Lorillard Tobacco Company and United States Tobacco Company, as amended by the Stipulation of Amendment to Settlement Agreement and For Entry of Consent Decree, dated as of July 24, 1998, and as further amended by the Agreement of Amendment to Settlement Agreement, dated as of June 8, 2001.

            "Third Party Claim" has the meaning set forth in Section 5.03(a).

            "Transaction Agreements" has the meaning assigned to such term in the Combination Agreement.

            "Transactions" has the meaning assigned to such term in the Combination Agreement.

            "Working Capital" means, as of any time, (a) the sum of (i) Inventories - FIFO basis (including leaf, finished goods, wrapping materials, spare parts and miscellaneous), (ii) Accounts Receivable External (including domestic accounts receivable, leaf (ELT) accounts receivable and miscellaneous accounts receivable), (iii) Due from Affiliates - Trading and (iv) Other Debtors (including salesforce contingent funds, sundry unidentified items, unamortized strike/wage concessions, prepaid insurance, prepaid legal fees, etc. but excluding LIC, home escrows and the Star note) less (b) the sum of, (i) Excise Tax Payable (Federal and state), (ii) Accrued Liabilities (including marketing accruals, provisions for payroll, vacation pay, profit sharing, etc.), (iii) Accounts Payable and (iv) Due to Affiliates - Trading. For the avoidance of doubt, Working Capital shall not include any accruals relating to the MSA Liability Amount.

            "Working Capital Statement" has the meaning set forth in Section 2.04(a).

                                   ARTICLE II

                               Asset Contribution

            SECTION 2.01. The Asset Contribution. Upon the effectiveness of this Agreement, B&W shall contribute, assign, convey, transfer and deliver to B&W Opco, and B&W

Opco shall acquire and accept from B&W, all right, title and interest of B&W in and to the Contributed Assets. B&W Opco has previously issued to B&W 100 fully paid and nonassessable shares of B&W Opco Common Stock, representing all of the outstanding capital stock of B&W Opco.

            SECTION 2.02. Retention of Copies; Access. Notwithstanding anything to the contrary contained in this Agreement and subject to Section 6.10, (a) B&W may retain, at its expense, archival copies of contracts, books and records or other documents or materials conveyed by this Agreement, and (b) B&W Opco will permit B&W to have reasonable access to such contracts, books, records, documents and materials on and after the date of this Agreement to make such copies. B&W Opco will give B&W at least 30 calendar days' prior written notice of B&W Opco's intention to dispose of any books, records or other documentation which constitute Contributed Assets. B&W will have the opportunity to obtain possession, at its own expense, of any such books, records or documentation as B&W may reasonably require prior to B&W Opco's disposition thereof. In the absence of bad faith or wilful misconduct, neither B&W nor B&W Opco will have any liability arising out of or in connection with its retention and handling of such records.

            SECTION 2.03. Consents. Notwithstanding anything to the contrary contained in this Agreement, if the contribution, assignment, conveyance, transfer or delivery or attempted contribution, assignment, conveyance, transfer or delivery to B&W Opco of any Contributed Asset is (a) prohibited by any applicable Law or (b) would require any authorization, approval, consent or waiver (each a "Consent") from a third Person and such Consent shall not have been obtained prior to the effectiveness of this Agreement (each, a "Non-Assignable Asset"), in either case, the Asset Contribution shall proceed, but the Asset Contribution shall not constitute the contribution, assignment, conveyance, transfer or delivery of such Non-Assignable Asset, and this Agreement shall not constitute a contribution, assignment, conveyance, transfer or delivery of such Non-Assignable Asset unless and until such Consent is obtained. After the Asset Contribution, B&W and B&W Opco shall continue to use reasonable best efforts to obtain any necessary Consent. The cost of obtaining any such Consent shall be borne solely by B&W and shall constitute an Excluded Liability hereunder. During the period between the date of this Agreement and the consummation of the contribution, assignment, conveyance, transfer or delivery of such Non-Assignable Asset, B&W will operate such Non-Assignable Assets pursuant to written instructions from B&W Opco and all benefits of, and risks arising out of or related to, the ownership and operation of such Non-Assignable Asset will be for the account of B&W Opco, except as set forth in
Section 5.01(b) or 5.02(b). At or as soon as reasonably practicable after the date of this Agreement, B&W and B&W Opco will enter into such agreements as may be reasonably required to carry out the intent of the immediately preceding sentence in order to provide such further specific assurances as B&W or B&W Opco may reasonably request.

            SECTION 2.04. Working Capital Adjustment. (a) As soon as reasonably practicable after the date of this Agreement (but in no event later than 60 calendar days after the date of this Agreement), B&W Opco will cause to be prepared and delivered to B&W an unaudited consolidated balance sheet of B&W Opco and its Subsidiaries as of the date of this Agreement, after giving effect to the Asset Contribution and the Assumption of Liabilities but prior to giving effect to the B&W Opco Stock Contribution (such time being referred to as the "Measurement Time"), together with a statement of each component of Working Capital of B&W Opco as of the Measurement Time (the "Working Capital Statement"). The Working Capital Statement will be prepared in accordance with the same accounting principles, policies, practices and procedures used to prepare the amounts set forth on Schedule 1.01(e), which are the same accounting principles, policies, practices and procedures used to prepare the B&W Audited Historical Financial Statements (as defined in the Combination Agreement), except that inventory is valued on a FIFO basis (the "B&W Accounting Policies"). B&W will have the right to audit the worksheets, examine underlying records and review any work papers relating to the Working Capital Statement.

            (b) If B&W disagrees with the Working Capital Statement, B&W must, within 20 business days after delivery of the Working Capital Statement to B&W, notify B&W Opco in writing as to whether B&W accepts the Working Capital

Statement. If B&W notifies B&W Opco that it does not accept the Working Capital Statement (the "Notice of Dispute"), B&W will set out each disputed item, the amount in dispute and its reasons for such dispute in reasonable detail, including any adjustments which, in B&W's opinion, should be made to the Working Capital Statement in order to comply with the requirements of this Section 2.04. After delivery of the Notice of Dispute, B&W may not introduce additional disagreements with respect to any item in the Working Capital Statement. If a Notice of Dispute is received by B&W Opco in accordance with this Section 2.04(b), B&W and B&W Opco will use all reasonable efforts to meet and resolve the objections of B&W to the Working Capital Statement within 60 calendar days of B&W Opco's receipt of the Notice of Dispute (the "Negotiation Period").

            (c) If B&W and B&W Opco do not reach agreement prior to expiration of the Negotiation Period, then B&W and B&W Opco will each deliver to the Atlanta office of Ernst & Young LLP or such other accounting firm as the parties shall jointly agree (the "Independent Firm") a written notice (a "Submission Notice") specifying the nature and value of all items remaining in dispute within ten calendar days following the expiration of the Negotiation Period. B&W and B&W Opco will be deemed to have agreed with all items and amounts contained in the Working Capital Statement other than the disputed items in each Submission Notice.

            (d) The Independent Firm will (i) make an examination of the Working Capital Statement, (ii) inspect and examine each party's working papers, (iii) schedule meetings at which each party may present supporting data and arguments to substantiate its position and (iv) after giving each party an opportunity to rebut the other party's data and arguments, decide all disputed items set forth in each Submission Notice. B&W Opco and B&W will instruct, and will use their reasonable best efforts to cause, the Independent Firm to determine and report to B&W and B&W Opco in writing upon all disputed items included in the Submission Notices within 90 calendar days following the delivery of such Submission Notices to the Independent Firm in accordance with this Section 2.04, and such report will be final, binding and conclusive on B&W and B&W Opco. The

Independent Firm's determination will be accompanied by a certificate of the Independent Firm that it reached its decision in accordance with the provisions of this Section 2.04. The Independent Firm will not have the authority to review or make a determination with respect to any matter except the disputed items included in each Submission Notice, it being understood that the Independent Firm will not conduct its own independent audit or review, but rather will only resolve specific differences between B&W and B&W Opco and make a determination within the range of such differences as set forth in each Submission Notice. In resolving such differences, the Independent Firm may not assign a value to an item greater than the greatest value claimed by any party or less than the smallest value for such item claimed by any party in the Submission Notice. The fees and disbursements of the Independent Firm will be allocated equally between B&W and B&W Opco. In acting under this Agreement, the Independent Firm will be entitled to the privileges and immunities of arbitrators. The Working Capital Statement will be deemed final, binding and conclusive on the parties hereto for the purposes of this Section 2.04 upon the earliest of (A) the failure of B&W to deliver a Notice of Dispute to B&W Opco pursuant to Section 2.04(b) within 20 business days of B&W Opco's delivery of the Working Capital Statement to B&W,
(B) the resolution of all disputes by B&W and B&W Opco in accordance with this
Section 2.04, (C) the failure by B&W to deliver a Submission Notice to the Independent Firm in accordance with Section 2.04(c) (provided B&W Opco has delivered a Submission Notice in accordance with Section 2.04(c)) or (D) the resolution of all the disputed items set forth in the Submission Notice by the Independent Firm. The Working Capital Statement, as modified by all adjustments provided for in the Notice of Dispute, will be deemed final, binding and conclusive on the parties hereto for the purpose of this Section 2.04 upon failure of B&W Opco to deliver a Submission Notice to the Independent Firm in accordance with Section 2.04(c) (provided B&W has delivered a Submission Notice in accordance with Section 2.04(c)). B&W and B&W Opco will each permit the other party, its agents and the Independent Firm reasonable access during normal business hours, and on reasonable notice, to all relevant books and records, computer files, premises and personnel involved in the preparation of the underlying records and operating systems which generated the information used in the preparation of the Working Capital Statement, the Notice of Dispute and the Submission Notice and will permit them to take copies of such accounts, documents and records at their own expense.

            (e) Within five business days of the Working Capital Statement being deemed final, if the Working Capital of B&W Opco as of the Measurement Time (as finally determined) is less than the Minimum Required Working Capital Amount as of the Measurement Time, B&W shall pay to B&W Opco an amount equal to (i) such Minimum Required Working Capital Amount less such Working Capital plus (ii) interest on such difference from the date of this Agreement to the date of such payment at a rate per annum equal to (A) three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source acceptable to B&W and B&W Opco) on the date of this Agreement (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus (B) 1.5%.

            SECTION 2.05. License of B&W Trademark. From the date of this Agreement until the second anniversary of the date of this Agreement, B&W hereby grants to B&W Opco and its Subsidiaries a non-exclusive, non-assignable, royalty-free license to use the Brown & Williamson(R) trademark (the "B&W Trademark") on purchase orders, product labels, packaging materials and all other Contributed Assets on which the B&W Trademark appears as of the date of this Agreement ("B&W Packaging"). During such period, Reynolds American will use the B&W Trademark in the form and style in which it was used on the B&W Packaging as of the date of this Agreement (whether alone or in combination with other trademarks) on B&W Packaging, provided that any such products manufactured by B&W Opco are manufactured, in all material respects, at the same quality standards maintained by B&W prior to the Effective Time. Any B&W Packaging not used within the aforesaid license period shall not thereafter be used by B&W Opco and will be destroyed at B&W Opco's sole expense unless otherwise agreed to by B&W in writing.

            SECTION 2.06. Transition Support Services. (a) B&W and its affiliates shall provide B&W Opco with the


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services described on Schedule 2.06(a) (the "B&W Services") for the transitional period set forth on such Schedule; provided, however, B&W and its affiliates shall not be obligated to perform any such B&W Service if and to the extent that such B&W Service (i) has not historically been provided by B&W in the ordinary course with respect to the B&W Business, or in a volume substantially greater than that which has been historically provided to the B&W Business by B&W or such affiliate, (ii) would require B&W to hire any additional personnel or make any capital expenditures, (iii) is for any operations of B&W Opco other than in respect of the B&W Business or (iv) would breach any contract to which B&W is a party or violate any applicable law to which B&W is subject. B&W Opco will reimburse B&W for the B&W Services at B&W's fully-allocated costs. During the period in which the B&W Services are being provided, B&W Opco shall furnish B&W with such information and other reasonable assistance as is necessary to enable B&W to perform the B&W Services. Any such information shall be provided by B&W Opco at the same times and in the same format as previously supplied to B&W by the B&W Business. B&W Opco shall be responsible for assuring that such information is accurate and complete. B&W's performance of any B&W Service may be suspended during any period that B&W Opco fails to provide such information and assistance to the extent such failure renders performance of such B&W
Service by B&W unduly burdensome. B&W shall not be liable to B&W Opco for any Indemnifiable Losses in respect of providing any B&W Service absent gross negligence or wilful misconduct.

            (b) B&W Opco and its Subsidiaries shall provide B&W and its affiliates with the services described on Schedule 2.06(b) (the "B&W Opco Services") for the transitional period set forth on such Schedule; provided, however, B&W Opco and its Subsidiaries shall not be obligated to perform any such B&W Opco Service if and to the extent that such B&W Opco Service (i) has not been historically provided to B&W in the ordinary course of the B&W Business, or in a volume substantially greater than that which has been historically provided to B&W and its affiliates prior to the date of this Agreement, (ii) would require B&W Opco to hire any additional personnel or make any capital expenditures, (iii) is for any operations of a person other than B&W or any of its affiliates or

(iv) would breach any contract to which B&W Opco is a party or violate any applicable law to which B&W Opco is subject. B&W will reimburse B&W Opco for the B&W Opco Services at B&W Opco's fully-allocated costs. During the period in which the B&W Opco Services are being provided, B&W shall furnish B&W Opco with such information and other reasonable assistance as is necessary to enable B&W Opco to perform the B&W Opco Services. Any such information shall be provided by B&W at the same times and in the same format as previously supplied. B&W shall be responsible for assuring that such information is accurate and complete. B&W Opco's performance of any B&W Opco Service may be suspended during any period that B&W fails to provide such information and assistance to the extent such failure renders performance of such B&W Opco Service by B&W Opco unduly burdensome. B&W Opco shall not be liable to B&W for any Indemnifiable Losses in respect of providing any B&W Opco Service absent gross negligence or wilful misconduct.

            SECTION 2.07. Further Assurances. On and after the effectiveness of this Agreement, B&W shall from time to time, at the request of B&W Opco and at B&W's expense, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as B&W Opco may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in B&W Opco title to the Contributed Assets.

            SECTION 2.08. Texas Settlement Agreement. The parties hereto hereby acknowledge and agree that (a) consistent with Section 2.03, the Texas Settlement Agreement shall not be assigned by B&W to B&W Opco unless and until such time as all required consents under the Texas Settlement Agreement for such assignment shall have been obtained or as otherwise permitted by an order of the United States District Court for the Eastern District of Texas, Texarkana Division, or appellate courts thereof, (b) this Agreement shall not purport to release B&W from its obligations under the Texas Settlement Agreement to the State of Texas or any other party to the Texas Settlement Agreement except in accordance with the terms of the Texas Settlement Agreement or as otherwise permitted by an order of the United States District Court for the Eastern District of Texas, Texarkana Division, or appellate courts thereof, and (c) consistent with Section 3.01, upon effectiveness of this Agreement, B&W Opco shall assume, satisfy, perform, pay and discharge all Liabilities of B&W under the Texas Settlement Agreement, which are Assumed Liabilities, and such Assumed Liabilities shall be subject to the provisions of
Article V.

                                  ARTICLE III

                            Assumption of Liabilities

            SECTION 3.01. Assumption of Liabilities. Upon the effectiveness of this Agreement, B&W Opco agrees to assume, satisfy, perform, pay and discharge each of the Assumed Liabilities.

            SECTION 3.02. Further Assurances. (a) On and after the effectiveness of this Agreement, B&W Opco shall from time to time, at the request of B&W, take such actions as B&W may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including the assumption of the Assumed Liabilities by B&W Opco. The parties intend that any payment or accrual by B&W Opco of any Assumed Liabilities shall be deductible by B&W Opco for all Tax purposes to the extent provided by applicable law. If B&W Opco receives a refund or credit or accrues an offset to Tax relating to Pre-Closing Tax Periods, B&W Opco shall pay to B&W within 20 days of such receipt or accrual the amount of such refund, credit or offset to Tax.

            (b) B&W and B&W Opco shall cooperate in good faith, and shall cause their respective officers, directors, affiliates, employees, agents, auditors and representatives to cooperate in good faith, in all matters relating to Taxes, including by maintaining and making available to each other all books and records necessary in connection with Taxes.

                                   ARTICLE IV

                                Employee Matters

            SECTION 4.01. Transfer of Employment to B&W Opco. (a) Upon the effectiveness of this Agreement, (i) B&W Opco shall assume and honor all terms and conditions of employment (including under any applicable labor or collective bargaining agreement) in respect of the Employees to the extent required to accomplish the transfer of employment of the Employees to B&W Opco in connection with the Asset Contribution and Assumption of Liabilities and (ii) B&W and B&W Opco agree to take or cause to be taken such actions as are reasonably practicable (including the assumption, if necessary, of Liabilities relating to the employment of Employees) such that the employment of the Employees will transfer to B&W Opco at such time (the "Employment Transfer Time"). B&W Opco shall offer to employ and continue the employment of each Employee at the same salary and wages payable by B&W and the Included Subsidiaries to such Employee immediately prior to the Employment Transfer Time and shall maintain terms and conditions of employment which replicate those provided by B&W and the Included Subsidiaries immediately prior to the Employment Transfer Time as and to the extent required by applicable Law or as a result of negotiation with applicable unions.

            (b) If any Employee requires a work permit or employment pass or other approval for his or her employment to continue with B&W Opco following the Employment Transfer Time, B&W Opco shall use its reasonable best efforts to ensure that any necessary applications are promptly made and to secure the necessary permit, pass or other approval.

            (c) B&W and B&W Opco intend that (i) for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of B&W or any Included Subsidiary, the Transactions shall not constitute a severance of employment of any Employee prior to or upon the consummation of the Transactions and (ii) Employees will have continuous and uninterrupted employment immediately before and immediately after the Employment Transfer Time. B&W Opco shall assume all Liabilities in respect of claims made by any Employees for severance or other termination benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) arising out of, relating to or in connection with B&W Opco's failure to offer employment to, or continue the employment of, any Employee, or failure to offer or continue employment on terms and conditions which would preclude any claims of constructive dismissal or similar claims under any applicable Law or other failure to comply with the terms of this Agreement, or where any such severance or termination benefits are automatically required to be paid under applicable Law.

            SECTION 4.02. Transfer of Benefit Plans. As of the Employment Transfer Time, B&W Opco shall adopt as the successor plan sponsor, all B&W Benefit Plans (and, as applicable, any related trusts) and shall assume all of B&W's rights under such related trusts and all of B&W's Liabilities under the B&W Benefit Plans (other than Excluded Liabilities), and B&W and B&W Opco shall take all action reasonably required to effect such adoption and assumption as of the Employment Transfer Time. Following such adoption and assumption, PLC and its Subsidiaries shall have no further Liabilities of any kind or description under the B&W Benefit Plans or their related trusts (except for Excluded Liabilities).

                                    ARTICLE V

                           Indemnification; Covenants

            SECTION 5.01. Indemnification by B&W Opco and Reynolds American. Subject to the provisions of this Article V, from and after the effectiveness of the Asset Contribution and the Assumption of Liabilities, B&W Opco and Reynolds American (but, in the case of Reynolds American, only with respect to clause (c) below) shall jointly and severally indemnify, defend and hold harmless the B&W Indemnitees from and against, and pay or reimburse the B&W Indemnitees for, all Indemnifiable Losses, as incurred, to the extent:

                        (a) relating to or arising from the Contributed Assets or the Assumed Liabilities (including the failure by B&W Opco to pay, perform or otherwise discharge any of the Assumed Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Asset Contribution and Assumption of Liabilities;

                        (b) relating to or arising from the Non-Assignable Assets, whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Asset Contribution and Assumption of Liabilities; provided, however, that with respect to Indemnifiable Losses relating to or arising from events, occurrences, facts or circumstances relating to or arising from actions or omissions by any B&W Indemnitee occurring after the Asset Contribution and Assumption of Liabilities, B&W Opco shall not be liable to the extent such Indemnifiable Losses directly relate to or arise from (i) actions or omissions by any B&W Indemnitee that are in conflict with any written instruction from B&W Opco with respect to such Non-Assignable Asset or
      (ii) any action taken by B&W with respect to such Non-Assignable Assets outside the ordinary course of business or that is finally determined by a court of competent jurisdiction to result from the gross negligence or wilful misconduct of B & W;

                        (c) relating to or arising from any untrue or allegedly untrue statement of a material fact contained in, or incorporated by reference to, any of the Filings or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but in each case not with respect to statements made therein or incorporated by reference therein based upon information supplied in writing by B&W specifically for inclusion or incorporation by reference therein; provided, however, that the indemnification provided for in this clause (c) shall only apply to Third Party Claims; or

                        (d) the aggregate MSA Liability Amount due and payable with respect to any period prior to the date of this Agreement and paid by a B&W Opco Indemnitee on or after such time is less than the Estimated MSA Liability Amount, with any such payment or payments being made promptly following the finalization of the various components thereof; provided, however, that any reduction in such MSA

      Liability Amount resulting from any Non-Participating Manufacturer's adjustment shall not be considered for purposes of this Section 5.01(d).

            SECTION 5.02. Indemnification by B&W. Subject to the provisions of this Article V, from and after the effectiveness of the Asset Contribution and the Assumption of Liabilities, B&W shall indemnify, defend and hold harmless the B&W Opco Indemnitees from and against, and pay or reimburse the B&W Opco Indemnitees for, all Indemnifiable Losses, as incurred, to the extent:

                  (a) relating to or arising from the Excluded Assets or the Excluded Liabilities (including the failure by B&W to pay, perform or otherwise discharge any of the Excluded Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Asset Contribution and Assumption of Liabilities (other than Indemnifiable Losses that relate to or arise from the Non-Assignable Assets);

                  (b) relating to or arising from the Non-Assignable Assets with respect to such Indemnifiable Losses relating to or arising from events, occurrences, facts or circumstances relating to or arising from actions or omissions by B&W occurring after the Asset Contribution and Assumption of Liabilities that (i) are in conflict with any written instruction from B&W Opco with respect to such Non-Assignable Asset or (ii) are taken outside the ordinary course of business or are finally determined by a court of competent jurisdiction to result from the gross negligence or wilful misconduct of B & W;

                  (c) relating to or arising from any untrue statement of a material fact contained in, or incorporated by reference to, any of the Filings or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to statements made therein or incorporated by reference therein based upon information supplied in writing by B&W specifically for inclusion or incorporation by reference therein; provided, however, that the indemnification provided for in this clause (c) shall only apply to Third Party Claims; or

                  (d) the aggregate MSA Liability Amount due and payable with respect to any period prior to the date of this Agreement and paid by a B&W Opco Indemnitee on or after the date of this Agreement is greater than the Estimated MSA Liability Amount, with any such payment or payments being made promptly following the finalization of the various components thereof.

            SECTION 5.03. Procedures Relating to Indemnification. (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against such Indemnitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within 20 days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure; provided, further, however, that no such notice shall need to be given by any B&W Indemnitee with respect to Third Party Claims arising as a result of any Action pending as of the date of this Agreement. After any required notification (if applicable), the Indemnitee shall deliver to the Indemnifying Party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

            (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the

Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee; provided, however, that (i) the Indemnifying Party shall not be entitled to assume such defense unless it first acknowledges in writing its obligation hereunder to indemnify the Indemnitee with respect to all material elements of such Third Party Claim and (ii) the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim if (but only to the extent that) the Indemnitee reasonably determines that it has defenses, claims or positions that are unique, separate or distinct from the defenses, claims or positions that might be available to other Persons relating to such Third Party Claim (such as jurisdictional defenses). Except as set forth below, should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate, at its own expense, in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that an Indemnitee may reassume control of any defense if the Indemnitee reasonably believes that the Indemnifying Party does not have the financial capability to fully indemnify the Indemnitee for the Indemnifiable Losses that may be incurred by the Indemnitee as a result of the applicable Third Party Claim or if the Indemnifying Party fails to diligently prosecute the defense of such Third Party Claim within 20 calendar days after receipt of written notice of such failure to prosecute by the Indemnitee. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense thereof,
(ii) as a result of the retention of control pursuant to the proviso to the first sentence of this Section 5.03(b) or (iii) following the reassumption of control of any defense pursuant to the proviso to the preceding sentence. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines cannot be separated from any related claim for money damages. If such equitable or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages and, in such event, the Indemnifying Party shall continue to be liable for the reasonable fees and expenses of counsel employed by the Indemnitee with respect to the portion of the defense of such Third Party Claim that the Indemnifying Party has not assumed. The indemnification required by Section 5.01 or 5.02, as the case may be, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when invoices are received or the Indemnifiable Loss is incurred. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim (i) all the parties hereto reasonably necessary or appropriate for such defense or prosecution shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, (ii) the Indemnifying Party shall keep the Indemnitee reasonably informed of all significant developments in connection with the defense or prosecution of such Third Party Claim and (iii) the Indemnitee shall agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend (after representing to the Indemnitee that such settlement is reasonably likely to be acceptable to the parties to the Third Party Claim) and which by its terms obligates the Indemnifying Party to pay the full amount of Liability of the Indemnitee in connection with such Third Party Claim; provided, however, that, unless the Indemnitee in its sole discretion otherwise consents in writing, the Indemnifying Party shall not consent to entry of any Judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its affiliates (other than the Indemnifying Party and its Subsidiaries) or their respective properties or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all Liability with respect to such claim.

If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent.

            (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim (in reasonably sufficient detail to enable the Indemnifying Party to evaluate such claim) with reasonable promptness to the Indemnifying Party. The failure by any Indemnitee to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party has disputed its Liability with respect to such claim the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation, subject to the provisions of Section 6.09, in an appropriate court of competent jurisdiction.

            SECTION 5.04. Certain Limitations. (a) The amount of any Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses. The Indemnitee shall use its reasonable best efforts to seek to obtain recovery in respect of any Indemnifiable Loss or such other Liability under any available insurance policy.

            (b) Any indemnification payments made pursuant to this Agreement shall be treated for all Tax purposes (i) as to the Indemnitee, as nontaxable reimbursements or capital contributions, as the case may be, and (ii) as to the Indemnifying Party, as deductible payments to the extent provided by applicable law, unless, and then only to the extent, otherwise required by a Final Determination. If an indemnification payment made pursuant to this Agreement is treated as a taxable payment as a result of a

Final Determination, such indemnification payment shall be (i) reduced to take account of the present value of any net Tax benefit actually realized by the Indemnitee in connection with or otherwise arising from the incurrence of the applicable Indemnifiable Loss and (ii) increased to take account of any net Tax cost incurred by the Indemnitee as a result of the receipt of such indemnification payment (grossed up for such increase).

            SECTION 5.05. Limitation on Transfer of B&W Opco Assets. (a) B&W Opco shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not B&W Opco) shall expressly assume all the obligations of B&W Opco under this Agreement. Any such assumption shall be in writing and in form and substance reasonably satisfactory to B&W. For purposes of this Section 5.05(a), the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of B&W Opco, which properties and assets, if held by B&W Opco instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of B&W Opco on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of B&W Opco. Notwithstanding the foregoing, the obligations of B&W Opco under this Agreement shall not be terminated as a result of any such assumption.

            (b) B&W Opco shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless B&W Opco or such Subsidiary receives consideration at the time of such Asset Disposition that has a fair market value at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition. In the event that the value of the shares and assets subject to such Asset Disposition exceeds $20,000,000, the fair market value of such shares and assets shall be determined in good faith by the Board of Directors of Reynolds American.

            (c) B&W Opco shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to make a Restricted Payment if at the time B&W Opco or such Subsidiary makes such Restricted Payment the Consolidated Net Worth (adjusted to give effect to any such Restricted Payment) would be less than $5.9 billion (or if different, 75% of the Consolidated Net Worth of B&W Opco and its Subsidiaries as reflected on the balance sheet of B&W Opco and its Subsidiaries on August 1, 2004, after giving effect to the Transactions (including the merger of R. J. Reynolds Tobacco Company into B&W Opco and the distribution of Santa Fe Natural Tobacco Company, Inc. by RJR to Reynolds American)).

            (d) The limitations set forth in this Section 5.05 shall terminate in the event that Reynolds American has expressly assumed all of the obligations of B&W Opco under this Agreement. Any such assumption shall be in writing and in form and substance reasonably satisfactory to B&W. Notwithstanding the foregoing, the obligations of B&W Opco under this Agreement (other than under this Section 5.05) shall not be terminated as a result of any such assumption.

                                   ARTICLE VI

                                  Miscellaneous

            SECTION 6.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        (a) if to B&W or B&W Opco (prior to completion of the
            B&W Opco Stock Contribution), to

                            401 South 4th Avenue
                            Louisville, KY  40232
                            Fax: (502) 217-7297

                            Attention:  General Counsel

                            with a copy to:

                            Cravath, Swaine & Moore LLP
                            825 Eighth Avenue
                            New York, NY 10019
                            Fax: 212-474-3700
                            Phone: 212-474-1000

                            Attention:  Philip A. Gelston, Esq.
                                        Sarkis Jebejian, Esq.

                        (b) if to Reynolds American or B&W Opco (after the
            completion of the B&W Opco Stock Contribution), to

                            401 North Main Street
                            Winston-Salem, NC  27102-2990
                            Fax: (336) 741-2998

                            Attention: General Counsel

                            with a copy to:

                            Jones Day
                            222 East 41st Street
                            New York, NY 10017
                            Fax: 212-755-7306
                            Phone: 212-326-3939

                            Attention: Jere R. Thomson, Esq.

            SECTION 6.02. Amendments; Waivers. (a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.

            SECTION 6.03. Interpretation. When a reference is made in this Agreement to a Section, Subsection, Schedule or Exhibit, such reference shall be to a Section or Subsection of, or a Schedule or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein", "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. This Agreement, including the provisions of Article V, shall not be strictly construed against any Indemnitee seeking to enforce any indemnification rights under this Agreement.

            SECTION 6.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

            SECTION 6.05. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that the rights and obligations of Reynolds American under this Agreement shall not become effective until the completion of the B&W Opco Stock Contribution. This Agreement and the obligations set forth herein shall remain in effect following consummation of the Transactions and shall not terminate unless and until each of the parties hereto has agreed to such termination in writing.

            SECTION 6.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and, except for Article V, are not intended to confer upon any Person other than the parties any rights or remedies.

            SECTION 6.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            SECTION 6.08. Assignment. Except as set forth in Section 5.05(a), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties hereto, except that B&W may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to PLC or any of its Subsidiaries that agrees in writing to be bound by the provisions hereof (provided that any such assignment shall not relieve B&W from its obligations under this Agreement). Any purported assignment without such prior written consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

            SECTION 6.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any Transaction, (d) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Federal court sitting in the State of Delaware or Chancery Court of the State of Delaware (provided that this Section 6.09(d) shall not apply in respect of any claim for indemnification in respect of any Third Party Claim that is brought in any other court, in which case, such an action may be brought in such other court) and (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

            SECTION 6.10. Confidentiality. (a) B&W agrees to maintain, and B&W shall cause its directors, officers, employees and other representatives to maintain, the confidentiality of all material non-public information obtained by B&W from Reynolds American or any of its Subsidiaries or their respective directors, officers, employees or agents in connection with this Agreement.

            (b) Notwithstanding the foregoing, the confidentiality obligations of Section 6.10(a) will not apply to information obtained other than in violation of this Agreement:

            (i) which B&W or any of its directors, officers, employees or other representatives is required to disclose by judicial or administrative process, or by other requirements of applicable law or regulation or any governmental authority; provided, however, that, where and to the extent practicable, B&W (A) will give B&W Opco and Reynolds American reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) will cooperate with B&W Opco and Reynolds American in attempting to obtain such protective measures;

            (ii) which becomes available to the public other than as a result of a breach of Section 6.10(a); or

            (iii) which has been provided to B&W or any of its officers, employees or other representatives by a third party other than from Reynolds American or any of its Subsidiaries or their respective directors, officers, employees or agents whom B&W reasonably believes obtained such information in breach of a contractual or fiduciary obligation to B&W Opco.

            (c) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) this provision shall not permit disclosure until the earliest of (A) the date of the public announcement of discussions relating to the transaction, (B) the date of the public announcement of the transaction or (C) the date of the execution of an agreement (with or without conditions) to enter into the transaction, (ii) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement and (iii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws. Nothing in this Agreement shall in any way limit any party's ability to consult any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated by this Agreement) regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Formation Agreement as of the day and year first above written.

                                BROWN & WILLIAMSON TOBACCO CORPORATION

                                By______________________________________________
                                  Name:
                                  Title:

                                BROWN & WILLIAMSON U.S.A., INC.

                                By______________________________________________
                                  Name:
                                  Title:

                                REYNOLDS AMERICAN INC.

                                By______________________________________________
                                  Name:  Charles A. Blixt
                                  Title: Executive Vice
                                         President and
                                         General Counsel